EXHIBIT 5

                        LOEB & LOEB LLP
                        345 Park Avenue
                    New York NY  10154-0037

                        July 23, 2001

Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788

Dear Sirs:

     We refer to the registration statement on Form S-8 under the Securities Act of 1933, being filed by Standard Microsystems Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission, relating to 1,750,000 shares of the Company's Common Stock issuable upon the exercise of options or awards granted or available for grant pursuant to the Company's 2001 Director Stock Option Plan and 2001 Stock Option and Restricted Stock Plan (the "Plans").

     We have examined the Plans and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

     We are of the opinion that the issuance of the Common Stock has been validly authorized, and the Common Stock when issued and paid for in the manner contemplated in the Plans, will be legally issued, fully paid and nonassessable provided, however, that the payment therefor is in any event not less than the par value of the shares of Common Stock so issued.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Very truly yours,

                                   LOEB & LOEB LLP